UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: October 24, 2008): October 24, 2008

NEW YORK & COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-32315 (Commission File Number)	33-1031445 (IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of Principal executive offices, including  Zip Code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective October 24, 2008, Ronald W. Ristau resigned from his positions as President and Chief Financial Officer of New York & Company, Inc. (the “Company”) and as a member of the Company’s board of directors and its nomination and governance committee. As a result of Mr. Ristau’s resignation, the Company is in the process of entering into a Separation Agreement with Mr. Ristau memorializing the terms of his separation including the payment of severance benefits consistent with a termination other than for cause and the releases of liability in accordance with his Second Amended and Restated Employment Agreement, as amended and as described in the Company’s 2008 Proxy Statement.

(c)  Effective October 24, 2008, Sheamus G. Toal, 39, was appointed Executive Vice President and Chief Financial Officer of the Company and will assume the role of Principal Financial Officer. Mr. Toal has served as Executive Vice President and Chief Accounting Officer of the Company since April 2008 and had served as the Company’s Senior Vice President and Chief Accounting Officer since 2007. Mr. Toal has also served as the Company’s Vice President, Controller and Treasurer and has been designated as its Principal Accounting Officer since 2004. Prior to his employment with the Company, Mr. Toal was Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management level position within KPMG’s Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John’s University. Mr. Toal is a Certified Public Accountant in the state of New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus G. Toal
Date: October 24, 2008	Name:	Sheamus G. Toal
	Title:	Executive Vice President and Chief Financial Officer